Exhibit 99.1

 Collectors Universe Reports Fourth Quarter and Fiscal 2004 Financial Results

  Fourth Quarter 2004 Net Revenues up 31%, Fiscal 2004 Net Revenues up 30%;
         Continuing Operations EPS for Fourth Quarter 2004 at $0.20,
                             Fiscal 2004 at $0.44

    NEWPORT BEACH, Calif., Sept 10 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), the leading provider of value-added grading and authentication services and products to dealers and collectors of high-end collectibles, today announced financial results for the fiscal year ended
June 30, 2004 with annual earnings of $1,730,000, or $0.27 per diluted share, which included income from continuing operations of $2,798,000, or $0.44 per diluted share, and a loss from discontinued operations of $1,068,000, or a loss of $0.17 per diluted share. Net revenues were $26.4 million for the fiscal year 2004, up $6.1 million, or 30%, from $20.3 million for the fiscal year 2003.

    Financial Highlights:

    Fourth Quarter 2004

    -- Net revenues, which consist of grading and authentication services, increased 31%, as the number of collectible coins graded increased by 30% and the total number of collectible units graded increased by 17% overall, in each case as compared to the fourth quarter last year.
    -- Gross profit margin from increased to 67% from 64% over the corresponding period last year.
    -- Income from continuing operations increased to $1.3 million, or $0.20 per diluted share from $0.5 million or $0.08 per diluted share in the fourth quarter of 2003.
    -- Net income, inclusive of a loss from discontinued (collectibles sales) operations of $534,000, increased to $785,000 from a net loss of $1.3 million or $0.21 per diluted share in the fourth quarter of 2003.

    Year Ended June 30, 2004

    -- Net revenues increased 30% to $26.4 million from $20.3 million for fiscal 2003, as the number of collectible coins graded increased by 35%, and the total number of collectible units graded increased by 16% overall, in each case as compared to fiscal 2003.
    -- Income from continuing operations increased to $2.8 million, or $0.44 per diluted share from $736,000, or $0.12 per diluted share, in fiscal 2003.
    -- Net income, inclusive of a loss from discontinued operations of nearly
       $1.1 million, increased to $1.7 million, or $0.27 per diluted share from a net loss of $10.4 million (inclusive of a goodwill impairment charge of $1.4 million and a cumulative effect of accounting change of $8.9 million).
    -- The Company ended fiscal 2004 with a strong cash position of $21.5 million.

    Fiscal Fourth Quarter Results
    Continuing operations consist primarily of grading and authentication services for coins, sportscards, stamps and autographs.
    Income from Continuing Operations and Net Income. Income from continuing operations increased to $1.3 million, or $0.20 per diluted share, in the fourth quarter of 2004 from $791,000, or $0.13 per diluted share for the immediately preceding quarter of 2004 and $508,000 or $0.08 per diluted share in the fourth quarter of 2003. However, discontinued operations, comprised of our collectibles sales businesses, recorded a loss of $534,000 or $0.08 per diluted share in the fourth quarter of fiscal 2004, as compared to a gain of $201,000 or $0.03 per diluted share in the immediately preceding quarter of fiscal 2004 and a loss of $1.8 million or $0.29 per diluted share in the fourth quarter of 2003.
    As a result, Collectors Universe recorded a net profit of $785,000, or $0.12 per diluted share, for the fourth quarter of 2004, as compared to net profit of $992,000 or $0.16 per diluted share, in the third quarter of fiscal 2004 and a net loss of $1.3 million, or $0.21 per diluted share, in the fourth quarter of 2003.
    Net Revenues. Net revenues increased 31% to $7.8 million in the fourth quarter of 2004 from $5.9 million in the corresponding period last year. Driving the year-over-year top-line growth was a 17% increase in total collectible units graded to 649,000 units compared with 553,000 units for the fourth quarter of 2003. The balance of the revenue increase was primarily due to a shift in the mix of collectibles being graded to a greater proportion of collectible coins, which carry a higher average grading fee than sportscards.
    Gross Profit and SG&A. Gross profit increased 37% to $5.2 million in the fourth quarter of fiscal 2004 from $3.8 million in the year-ago quarter, while gross profit margin improved to 67% from 64% in the fourth quarter last year. The Company continued to demonstrate progress in improving operating efficiency. Selling, general and administrative expenses (SG&A) increased only slightly to $3.5 million in the 2004 fourth fiscal quarter from $3.4 million in the corresponding prior-year period, notwithstanding 31% increase in net revenues. As a result, as a percentage of net revenues, SG&A declined to 45% in the fourth quarter of 2004 from 57%, in the same quarter last year.

    Fiscal Year 2004 Results
    Income from Continuing Operations and Net Income. Income from continuing operations increased to $2.8 million, or $0.44 per diluted share, in the twelve months ended June 30, 2004, from $736,000, or $0.12 per diluted share, in the prior year. Discontinued operations incurred a loss of nearly
$1.1 million, or $0.18 per diluted share, in the twelve months ended June 30, 2004. As a result, we recorded net profits for fiscal 2004 of $1.7 million, or $0.27 per diluted share.
    By comparison, for fiscal 2003, the Company incurred a net loss of $10.4 million, or $1.66 per diluted share. These results included a non-cash goodwill impairment charge of $56,000 or $0.01 per diluted share, in continuing operations recorded as the cumulative effect of a change in accounting principle and a loss from discontinued operations of $11.1 million, or $1.77 per diluted share, which included an impairment charge of $1.4 million and cumulative effect of accounting change of $8.9 million.
    Net Revenues. Net revenues increased 30% to $26.4 million in fiscal year 2004 from $20.3 million for fiscal 2003. The increase in fiscal 2004 resulted from a 16% growth in total collectibles units graded and authenticated to 2,323,000 units in 2004 from 2,002,000 last year and a shift in the mix of total items graded to a greater proportion of collectible coins.
    Gross Profit and SG&A. Gross profit increased 37% to $17.3 million in fiscal year 2004, from $12.6 million last year, reflecting the increase in higher margin coin grading submissions relative to sportscard and stamp grading submissions. Year over year, the gross profit margin rose to 65% in fiscal 2004 from 62% in fiscal 2003, as the growth in revenues drove down the fixed elements in cost of sales as a percent of total revenues. SG&A increased by only 4% to $13.0 million in the 2004 fiscal period from $12.5 million in the prior year, despite the 30% increase in net revenues in 2004. As a result, as a percentage of net revenues SG&A improved to 49% in fiscal 2004 from 62% in fiscal 2003.

    Fiscal 2004 was a Turning Point
    "Our 2004 fiscal year marked a turning point in our history as we made strategic decisions to reposition the Company in order to take advantage of our leading brands in the service business of grading and authenticating collectibles and to exit the commerce business in the buying, selling and auctioning collectibles," explained Chief Executive Officer Michael Haynes. "Additionally, we achieved our objectives to quickly and efficiently sell our discontinued operations during the second half of the fiscal year and in an orderly fashion, liquidate substantially all of our inventories and collect our receivables from those operations. As a result of all of these efforts, we are reporting excellent annual earnings, and our continuing grading and authentication operations, although currently smaller in annual revenue, have recast the Company as one with lower volatility of revenues, lower balance sheet risk, higher gross margin, excellent brand recognition and focused management, all for the purpose of growing our continuing businesses."

    Improved Financial Condition
    At June 30, 2004, Collectors Universe had cash and cash equivalents of $21.5 million compared with cash and cash equivalents of $4.5 million at fiscal year end June 30, 2003. Continuing operations provided net cash of $6.1 million in fiscal 2004, compared with $838,000 in the prior year. The two main sources of the cash inflow in 2004 were $2.8 million net income from continuing operations and $1.2 million of refundable income taxes. Investing activities provided $1,852,000 in fiscal 2004 compared to cash used of $294,000 in the prior year. Financing activities generated cash flows of $924,000 compared to $16,000 in fiscal 2003.
    In addition, discontinued operations provided $8.1 million cash in fiscal 2004 in contrast to a cash outflow of $1.0 million in 2003.
    Inventories at June 30, 2004 totaled $452,000, as compared with $180,000 at the end of fiscal 2003.
    Assets totaled $33.7 million at June 30, 2004, compared with $32.3 million at fiscal year end 2003, and assets of discontinued operations held for sale accounted for $1.4 million and $16 million, respectively, of the total.
    Total stockholders' equity was $29 million at June 30, 2004, compared with $26.3 million at June 30, 2003. The Company currently has no debt.

    Fiscal 2005 Outlook
    Mr. Haynes stated, "As we stand at the threshold of the initial year of our new strategy, we are enthusiastic about a return to our founding premise of ending 'buyer beware' in the markets we serve and extending our excellent value proposition inherent in our services into other markets for collectibles and high value assets. Our cash position provides us with a significant resource for enhancing our current market share and continuing our momentum along with the prospect for careful and selective acquisitions that will enable us to enter new markets where third party validation can add significant value and facilitate transactions."

    Conference Call and Webcast
    Management will host a conference call and simultaneous webcast today at 8:00 a.m. Pacific/11:00 a.m. Eastern to discuss fourth-quarter and fiscal 2004 operating performance. The conference call, featuring Chief Executive Officer Michael Haynes and Chief Financial Officer Mike Lewis, will be available live via the Internet. To listen to the live Internet webcast, log on to the Company's web site at www.collectors.com, click on 'Investor Home' under the Investor Information menu, and find the webcast link under 'Conference Calls.' An online replay will be available for 12 months on www.collectors.com, or a phone replay will be available through September 24, 2004, by dialing 800-642-1687 and entering the passcode 9987030.

    About Collectors Universe
    Collectors Universe, Inc. is the leading provider of essential services to the high-end collectibles market. The Collectors Universe brands are among the strongest and best known in their respective markets. The Company grades and authenticates collectible coins, sportscards, stamps, and autographs. The Company also compiles and publishes authoritative information about collectible sportscards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

    Forward-Looking Statements
    This news release contains statements regarding our expectations about our future financial performance that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Our actual results and business in the future may differ, possibly materially, from our current expectations as set forth in the forward looking statements contained in this release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: changes in general economic conditions, and changes in conditions in the collectibles markets in which we operate, such as a possible decline in the popularity of some high-end collectibles, either of which could reduce the volume of grading submissions and, therefore, the grading fees we generate; a lack of diversity in our sources of revenues and, more particularly, our dependence on collectible coin grading for a significant percentage of our total revenues, which makes us vulnerable to declines in revenues and income should there be declines in collectibles grading submissions generally or, more particularly, in collectible coin submissions which can be caused by a decline in the value of precious metals over which we do not have control; and our dependence on a limited number of key management personnel the loss of any of which could adversely affect future financial performance. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission. In addition, although we believe that our strategy to exit the commerce segment of our business and focus substantially all of our resources on our grading and services segment will better enable us to achieve improvements in the profitability, there is no assurance that our strategy will prove to be successful. Among other things, one consequence of our strategy is that there will be a significant decline in our revenues. As a result, our profitability will suffer if we are unable to reduce our general and administrative expenses to bring them in line with our lower revenue base. Also, there is a practical limit on the amount by which expenses can be reduced as a means of improving profitability. As a result, our success in the future will depend as well on our ability to achieve internal growth in our grading businesses and to find and take advantage of opportunities to acquire other businesses that provide value added services to the collectibles markets. There is no assurance that we will be able to achieve such growth and growth by acquisition presents a number of risks including an inability to integrate newly acquired businesses into existing operations successfully and the potential that such acquisitions will result in increased operating costs that will adversely affect operating income and profits.
    These forward-looking statements are made only as of the date of this news release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                  COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                    as of June 30, 2004, and June 30, 2003
                    (in thousands, except per share data)
                                 (Unaudited)

                                                         June 30,  June 30,
                                                           2004      2003
    ASSETS
    Current assets:
      Cash and cash equivalents                         $ 21,454   $ 4,482
      Accounts receivable, net of allowance for
       doubtful accounts of $30 at June 30, 2004 and
       $29 at June 30, 2003                                  790       454
      Inventories, net                                       452       180
      Prepaid expenses and other                             781       638
      Refundable income taxes                                 13     1,183
      Deferred income taxes                                1,174     1,066
      Receivables from sales of discontinued businesses    1,611        --
      Current assets of discontinued operations
       held for sale                                       1,267    15,947
            Total current assets                          27,542    23,950
    Property and equipment, net                            1,045     1,262
    Deferred income taxes                                  4,863     6,467
    Other assets                                             165       194
    Non-current assets of discontinued operations
     held for sale                                           117       418
                                                        $ 33,732   $32,291
    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                  $    455   $   917
      Accrued liabilities                                  1,351     1,253
      Accrued compensation and benefits                      936       490
      Deferred revenue                                     1,225       777
      Current liabilities of discontinued operations
       held for sale                                         276     2,144
            Total current liabilities                      4,243     5,581
    Deferred rent                                            401       391
    Other long-term liabilities                               64        --
    Commitment and contingencies
    Stockholders' equity:
      Preferred stock, $.001 par value;
       5,000 shares authorized;
       no shares issued or outstanding                        --        --
      Common stock, $.001 par value; 40,000 shares
       authorized; issued and outstanding 6,338
       at June 30, 2004 and 6,255 at June 30, 2003        41,878    40,904
      Accumulated deficit                                (11,833)  (13,564)
      Treasury stock, at cost (125 shares)                (1,021)   (1,021)
            Total stockholders' equity                    29,024    26,319
                                                        $ 33,732   $32,291


                  COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (unaudited)

                                        Three Months Ended   Years Ended
                                         June 30, June 30, June 30, June 30,
                                           2004     2003     2004    2003
    Net revenues                         $ 7,759  $ 5,933 $ 26,420$ 20,337
    Cost of revenues                       2,551    2,144    9,142   7,720
        Gross profit                       5,208    3,789   17,278  12,617
    Selling, general and
     administrative expenses               3,491    3,357   13,009  12,526
        Operating income                   1,717      432    4,269      91
    Interest income, net                     110        9      135      94
    Other expenses                            (2)      --      (25)     (6)
    Income before income taxes             1,825      441    4,379     179
    Provision (benefit) for
     income taxes                            506      (67)   1,581    (557)
    Income from continuing operations
     before cumulative effect of change
     in accounting principle             $ 1,319   $  508 $  2,798 $   736
    Cumulative effect of change
     in accounting principle,
     net of income taxes of $27               --       --       --     (56)
    Loss from discontinued operations,
     net of gain on sales of
     discontinued businesses in 2004,
     net of income taxes                    (534)  (1,796)  (1,068)(11,119)
    Net income (loss)                     $  785  $(1,288) $ 1,730$(10,439)

    Net income (loss) per basic share:
      Income from continuing operations
       before cumulative effect of change
       in accounting principle            $ 0.21  $  0.08  $  0.45  $  0.12
      Cumulative effect of change
       in accounting principle,
       net of income taxes                 --       --       --       (0.01)
      Loss from discontinued operations,
       net of gain on sales of
       discontinued businesses
       in 2004, net of income taxes        (0.08)   (0.29)   (0.17)   (1.79)
    Net income (loss)                     $ 0.13  $ (0.21)  $ 0.28   $(1.68)

    Net income (loss) per diluted share:
      Income from continuing operations
       before cumulative effect of change
       in accounting principle            $ 0.20   $ 0.08   $ 0.44   $ 0.12
      Cumulative effect of
       accounting change,
       net of income taxes                 --       --       --       (0.01)
      Loss from discontinued operations,
       net of gain on sales of
       discontinued businesses in 2004,
       net of income taxes                 (0.08)   (0.29)   (0.17)   (1.77)
      Net income (loss)                   $ 0.12   $(0.21)  $ 0.27   $(1.66)

    Weighted average shares outstanding:
    Basic                                 6,201     6,131    6,170   6,205
    Diluted                               6,557     6,226    6,463   6,294


                  COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (in thousands, except share data)
                                 (unaudited)

                                                               Years Ended
                                                                 June 30,
                                                            2004      2003
    OPERATING ACTIVITIES:
      Income from continuing operations                    $ 2,798    $ 680
      Adjustments to reconcile income from
       continuing operations to net cash provided
       by operating activities:
         Depreciation and amortization                         647      650
         Impairment of goodwill                                           5
         Loss on disposal of fixed assets                       25        5
         Cumulative effect of accounting change                 --       56
         Interest on note receivable from an officer            --       (8)
         Stock-based compensation                               50       --
         Provision for doubtful accounts                        31       --
         Provision for inventory write down                     59       --
         Deferred income taxes                               1,496   (1,300)
      Changes in operating assets and liabilities:
         Accounts receivable                                  (367)     264
         Inventories                                          (331)       4
         Prepaid expenses and other assets                    (143)    (216)
         Notes receivable                                       --       22
         Refundable income taxes                             1,170        8
         Other assets                                           29       13
         Accounts payable and accrued liabilities             (364)     639
         Accrued compensation and benefits                     446     (192)
         Deferred revenue                                      448       98
         Deferred rent                                          10      110
         Deferred compensation                                  64       --
           Net cash provided by operating activities         6,068      838
    INVESTING ACTIVITIES:
      Capital expenditures                                    (538)    (297)
      Collections on notes receivables                          --        3
      Proceeds from sale of fixed assets                        83       --
      Cash received from sales of discontinued businesses    2,307       --
           Net cash provided by (used in)
            investing activities                             1,852     (294)
    FINANCING ACTIVITIES:
      Proceeds from employee stock purchase plan                60       14
      Proceeds from exercise of stock options                  864        2
           Net cash provided by financing activities           924       16

    Discontinued Operations:
      Net cash provided by (used in) operations
       of discontinued operations                            8,128   (1,025)

    Net increase (decrease) in cash and cash equivalents    16,972     (465)
    Cash and cash equivalents at beginning of period         4,482    4,947
    Cash and cash equivalents at end of period             $21,454   $4,482


    CONTACT:
     Mike Lewis
     Chief Financial Officer
     Collectors Universe
     +1-949-567-1375
     mlewis@collectors.com

SOURCE  Collectors Universe, Inc.
    -0-                             09/10/2004
    /CONTACT: Mike Lewis, Chief Financial Officer, of Collectors Universe, +1-949-567-1375, or mlewis@collectors.com/
    /Web site:  http://www.collectors.com/
    (CLCT)

CO:  Collectors Universe, Inc.
ST:  California
IN:  CPR MLM ECM
SU:  ERN CCA